Exhibit 99.1

FOR IMMEDIATE RELEASE
February 24, 2026

Tandy Leather Factory Reports Fourth Quarter and Full Year 2025 Results

BENBROOK, TEXAS – February 24, 2026 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the fourth fiscal quarter and full year 2025.

Highlights from 2025:

•	Revenues were $76.3 million, up 2.6% from 2024
•	Generated operating loss of $1.0 million versus income of $0.6 million in 2024
•	Net income of $9.1 million versus $0.8 million in 2024
•	Gross margins of 57.0%, up from 56.2% in 2024
•	Operating expenses $44.5 million, up 8.1% from 2024
•	Adjusted EBITDA* (from operations) of $0.6 million
•	Ended year with $16.1 million of cash and cash equivalents

Tandy Leather Factory’s fourth quarter sales were $22.2 million in 2025, up from $20.5 million in 2024.  Fourth quarter 2025 gross profit was $12.1 million, up from $10.8 million in 2024.  As of December 31, 2025, the Company held $16.1 million of cash and cash equivalents, up from $13.3 million a year earlier; this increase reflects the net proceeds from the sale of the Company’s corporate headquarters in January 2025 (the “HQ Sale”), offset by the payment of a special dividend to stockholders in the first quarter of approximately $12.7 million, payment of income taxes related to the HQ Sale, and other expenses relating to the Company moving its headquarters in the third quarter.  The Company held inventory of $33.2 million, down from $35.6 million as of December 31, 2024.  The Company had a basic and diluted net income of $1.1 per share, versus $0.04 in the prior year.

The Company’s full year sales were $76.3 million in 2025, up from $74.4 million in 2024.  Operating expenses increased to $44.5 million up from $41.2 million in 2024 and increased as a percentage of sales to 58.3% from 55.4% in 2024.  2025 full year gross profit was $43.5 million, or 57.0%, vs $41.8 million, or 56.2%, in 2024.  Net income was $9.1 million in 2025, compared to $0.8 million in 2024.  Additional details regarding the Company’s 2025 results can be found in its Annual Report on Form 10-K, filed with the SEC on February 24, 2026.

Johan Hedberg, Chief Executive Officer of the Company, said, “We were pleased to return to sales growth for both the fourth quarter and full year 2025.  Tandy also achieved solid gross margin growth in Q4 and the full year versus 2024, driven by both dynamic sourcing and strategic price increases.  As expected, our operating expenses increased for the quarter and year, driven by the shift to renting our headquarters and distribution center after selling our facilities in the first quarter.  Operating expenses also included bonuses paid to our employees for exceeding our planned 2025 sales and income targets; these were expensed entirely in the fourth quarter, as it became clear we would achieve these goals.  Had these amounts been expensed across the full year, our fourth quarter operating income would have been positive.

“All of this means that as previously announced, we were able to pay this week a special dividend of $0.75 to our stockholders.  Now that we have settled into our new offices and distribution center and opened our relocated flagship store in Fort Worth, we feel well-positioned to fully focus on continuing our sales growth and returning to operating profitability in 2026.”

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Year ended December 31, 2025
Net income	$9.1
Adjustment to net loss (1)	(9.6)
Adjusted net loss (2)	$(0.5)
Add back:
Depreciation and amortization	0.9
Interest income	(0.6)
Income tax provision	0.3
Stock-based compensation	0.5
Adjusted EBITDA (from operations)	$0.6

(1)	This adjustment to net income removes the net proceeds from the sale of our corporate headquarters, related one-time relocation expenses, and tax related tax provision due to the sale.
(2)	Adjusted net income represents income from operations plus interest income.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Benbrook, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 101 stores located in 40 US states and six Canadian provinces, including one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory’s email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Johan Hedberg, Tandy Leather Factory, Inc.,  (817) 872-3200 or johan.hedberg@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.